EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact: Kelley Joyce Horn Group, Inc. (212) 931-5204 kjoyce@horngroup.com	Investor Contact: Dave Gentry or Chris Bermudez Aurelius Consulting Group (407) 644-4256 dave@aurcg.com

GlowPoint Announces $10.0 Million Financing Transaction
Proceeds to be Used for Working Capital

HILLSIDE, NJ, March 14, 2005 -- Glowpoint, Inc., (NASDAQ: GLOW) the world’s leading broadcast-quality IP-based video communications service provider, today announced that it has raised gross proceeds of $10.0 million with several unrelated institutional investors, including existing and new shareholders. Under the terms of the financing, the Company issued approximately 6,666,667 common shares. Additionally, the Company issued to the investors approximately 2,666,667 common stock purchase warrants at an exercise price of $2.40 per share. The proceeds of the financing will be used for working capital requirements. The shares and warrants were issued to the purchasers directly by the Company through an effective universal shelf registration statement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Glowpoint, Inc. Please refer to the Company’s Form 8-K, which it intends to file shortly, for a complete description of the securities issued in the financing.

About GlowPoint
Glowpoint, Inc. (NASDAQ: GLOW) is the world’s leading broadcast quality, IP-based video communications service provider. GlowPoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The GlowPoint network spans four continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, GlowPoint has carried over 23 million IP video minutes. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company’s services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company’s services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

“GlowPoint” is a registered trademark of Glowpoint, Inc. in the United States and certain foreign countries. All other marks are trademarks or service marks of their respective owners.

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